Exhibit 23.1

To the Board of Directors of Material Technologies, Inc.

We hereby consent to the use of our financial statements for the periods ended December 31, 2007 and 2008 to be included in the Company’s Form 10-K annual report filing for its fiscal year ended December 31, 2008.

/s/ Gruber & Company, LLC
Gruber & Company, LLC